Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626
News Release
Pebblebrook Hotel Trust Prices Public Offering of 8.00% Series B
Cumulative Redeemable Preferred Shares
     Bethesda, MD, September 14, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) announced that it has priced an underwritten public offering of 3,000,000 shares of its 8.00% Series B Cumulative Redeemable Preferred Shares at a public offering price of $25.00 per share, for net proceeds of approximately $72.2 million, after deducting the underwriting discount and other estimated offering costs.
     The offering is expected to close on September 21, 2011. The underwriters have a 30-day option to purchase up to an additional 400,000 shares to cover overallotments, if any. All the shares are being sold by the Company.
     The Company will contribute the net proceeds from the sale of the shares to its operating partnership. The operating partnership will use approximately $42.0 million of the net proceeds to repay the debt outstanding on the Company’s senior unsecured credit facility and the balance for general corporate purposes, which may include acquiring and investing in hotel properties in accordance with the Company’s investment strategy, reducing the Company’s debt and repurchasing the Company’s outstanding common shares.
     Raymond James, BofA Merrill Lynch and Wells Fargo Securities are the joint book-running managers of the offering. Citigroup and RBC Capital Markets are acting as senior co-managers and Baird, Janney Montgomery Scott, Morgan Keegan and Stifel Nicolaus Weisel are acting as co-managers.
     Copies of the final prospectus supplement (when available) and base prospectus relating to the shares may be obtained by calling Raymond James & Associates, Inc. toll free at 1-800-248-8863, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The Company owns 20 hotels, comprised of 14 wholly-owned hotels, with a total of 3,812 guest rooms and a 49% joint venture interest in 6 hotels with 1,730 guest rooms. The Company owns, or has an ownership interest in, hotels located in nine states and the District of Columbia, including 14 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; Boston, Massachusetts; and New York, New York.
     This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. For example, the fact that this offering has priced may imply that this offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. Investors should not place undue reliance upon forward-looking statements.
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Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330

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